Exhibit 10.15

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (“First Amendment”) is made and entered into as of August 30, 2021, by and between BRE SUNSET COAST, LLC, a Delaware limited liability company (“Landlord”), and AADI BIOSCIENCE, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.Landlord and Tenant entered are parties to that certain Office Lease dated April 19, 2019 (the “Lease”), pursuant to which Tenant leases Suite A250, containing approximately 2,760 rentable square feet of space (the “Premises”) on the 2nd floor of the building (the “Building”) located at 17383 Sunset Boulevard, Los Angeles, California.

B.The parties desire to extend the Lease Term and otherwise amend the Lease on the terms and conditions set forth in this First Amendment.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Terms.  All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

2. Condition of the Premises.  Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, “as is” condition.  Except as specifically set forth herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, other than Landlord’s ongoing maintenance, repair, restoration and replacement obligations as expressly set forth in the Lease.  Notwithstanding the foregoing, Landlord hereby agrees, at Landlord’s sole cost and expense, to apply one (1) coat of paint to the surface of one (1) kitchen wall of the Premises (the “Tenant Improvement”), at a time that Landlord and Tenant mutually agree to.  Such Tenant Improvement shall be completed to Landlord’s “Building standard” condition, using Building standard methods, materials, and procedures, in Building standard color or colors (if applicable).

3.Extended Lease Term.  Pursuant to the Lease, the Lease Term is scheduled to expire on August 31, 2021.  Landlord and Tenant hereby agree to extend the Lease Term for a period of three (3) years and six (6) months, from September 1, 2021, until February 28, 2025 (the “Extended Term”), on the terms and conditions set forth in the Lease, as hereby amended by this First Amendment, unless sooner terminated as provided in the Lease.

3.1Option to Extend Lease Term.  Landlord and Tenant acknowledge and agree that notwithstanding the extension of the Lease for the Extended Term provided herein, Tenant shall continue to have one (1) option to extend the Lease Term for a period of three (3) years in accordance with, and pursuant to the terms of, Section 2.2 of the Lease, provided that references therein to the expiration of the Lease Term shall be deemed to refer to the expiration of the Extended Term.

4.Rent.

4.1Base Rent.  Prior to September 1, 2021, Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Lease.  Commencing on September 1, 2021, and continuing through the Extended Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Premises as follows:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Square Foot
9/1/21 – 8/31/22	$221,738.40	$18,478.20	$6.695
9/1/22 – 8/31/23	$228,390.55	$19,032.55	$6.896
9/1/23 – 8/31/24	$235,242.27	$19,603.52	$7.103
9/1/24 – 2/28/25	$242,299.54	$20,191.63	$7.316

4.2Abated Base Rent.  Subject to the terms of this Section 4.2, during the (a) three (3) month period commencing on September 1, 2021, and ending on November 30, 2021 (the “Full Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises (the “Full Base Rent Abatement”), and (b) during the six (6) month period commencing on December 1, 2021, and ending on May 31, 2022 (the “Partial Rent Abatement Period,” and referred to collectively with the Full Base Rent Abatement Period as the “Base Rent Abatement Period”), Tenant shall be obligated to pay only fifty percent (50%) of Base Rent attributable to Premises (the “Partial Base Rent Abatement,” and referred to collectively with the Full Base Rent Abatement as the “Base Rent Abatement”).  In no event shall the aggregate amount of all Base Rent Abatement exceed One Hundred Ten Thousand Eight Hundred Sixty Nine and 20/100 Dollars ($110,869.20).

4.3Direct Expenses.  Prior to September 1, 2021, Tenant shall continue to be obligated to pay Tenant’s Share of the Direct Expenses in accordance with the terms of the Lease.  Effective as of September 1, 2021, and continuing throughout the Extended Term, Tenant shall pay Tenant’s Share of the Direct Expenses in accordance with the terms of the Lease; provided that for purposes of calculating the amount of Tenant’s Share of the Direct Expenses, the Base Year shall be calendar year 2021.

5.Right of First Offer.  Landlord hereby grants to AADI BIOSCIENCE, INC., a Delaware corporation (the “Original Tenant”) a right of first offer with respect to Suite A-210 containing approximately 3,176 RSF on the 2nd floor of the Building (the “First Offer Space”), which First Offer Space is vacant and unleased as of the date of this First Amendment.  Such right of first offer shall expire as of August 31, 2023.  Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 1.2.

5.1Procedure for Offer.  Prior to Landlord entering into any new lease of the First Offer Space Landlord shall offer to lease to Tenant such First Offer Space (the “First Offer Notice”).

5.2Procedure for Acceptance.  If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within five (5) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in the First Offer Notice (the “First Offer Exercise Notice”).  If Tenant does not so notify Landlord within the five (5) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires.  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

5.3First Offer Rent and Lease Term.  The Rent for the First Offer Space (the “First Offer Rent”) shall be at the same Base Rent per RSF as is payable with respect to the Premises, with the same annual adjustments, and subject to applicable Base Rent Abatement or Partial Base Rent Abatement during the same period as applicable to the Premises under Section 4.2, above, and Tenant shall pay Direct Expenses for the First Offer Space over a 2021 Base Year (with Tenant’s Share for the First Offer Space based on the RSF of the First Offer Space).

5.4Construction In First Offer Space.  Tenant shall take the First Offer Space in its “as is” condition, subject to any improvement allowance granted as a component of the First Offer Rent, and the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease.

5.5Amendment to Lease.  If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall within fifteen (15) days thereafter execute an amendment to this Lease adding such First Offer Space (and any additional space) to the Premises upon the terms and conditions as set forth in the First Offer Notice and this Section 5.  Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date that is sixty (60) days after Tenant’s delivery of the First Offer Exercise Notice (the “First Offer Commencement Date”) and terminate on the date that is the later of (i) the end of the Extended Term, and (ii) 46 months after the First Offer Commencement Date (the “New Expiration Date”).  If the New Expiration Date is after the end of the Extended Term, then (i) Tenant’s lease of the initial Premises shall be extended through the New Expiration Date, and (ii) as of each of March 1, 2025, and March 1, 2026 (if applicable), the Base Rent payable for the Premises and First Offer Space shall be increased to equal 103% of the Base Rent payable immediately prior to such date.

5.6Termination of Right of First Offer.  The rights contained in this Section 5 shall be personal to the Original Tenant and any transferee pursuant to Section 14.7 of the Lease (a “Permitted Transferee”), and may only be exercised by the Original Tenant or any Permitted Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or such Permitted Transferee occupies the entire Premises.  The right of first offer granted herein shall terminate on August 31, 2023, or upon any earlier failure by Tenant to exercise its right of first offer with respect to First Offer Space as offered by Landlord.  Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.2, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease beyond applicable notice and cure periods, or Tenant has previously been in default beyond applicable notice and cure periods under this Lease more than once.

6.Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than NAI Capital and Cushman & Wakefield of California, Inc.  (collectively, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.  The terms of this Section shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

7.California Accessibility Disclosure.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp).

8.Miscellaneous.  This First Amendment, together with the Lease, constitutes the entire agreement between Landlord and Tenant regarding the Lease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings.  This First Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and assigns.  No subsequent change or addition to this First Amendment shall be binding unless in writing and duly executed by both Landlord and Tenant.  This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document.  To facilitate execution of this First Amendment, the parties may execute and exchange, by electronic mail PDF, counterparts of the signature pages.  Signature pages may be detached from the counterparts and attached to a single copy of this First Amendment to physically form one document.  In addition, the parties hereto consent and agree that this First Amendment may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.

9.No Further Modification.  Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“Landlord”:
BRE SUNSET COAST, LLC,
a Delaware limited liability company

By:	/s/ Michael Esquenazi
Name: Michael Esquenazi
Its: Treasurer

“Tenant”:
AADI BIOSCIENCE INC.,
a Delaware limited liability company

By:	/s/ Neil Desai
Name: Neil Desai
Its: CEO

Exhibit A

First Offer Space

FLOOR PLAN

Suite A210

3,176 RSF

Ocean

3,176
sq. ft.
OCEAN VIEW
OCEAN VIEW